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  FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION             |         OMB APPROVAL        |
-----------                                           Washington, D.C. 20549                        |                             |
                                                                                                     -----------------------------
[ ] Check this box if                                                                               |                             |
    no longer subject                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                |OMB Number                   |
    to Section 16.             Filed pursuant to Section 16(a) of the Securities Exchange Act of    |Expires:                     |
    Form 4 or Form 5            1934, Section 17(a) of the Public Utility Holding Company Act of    |Estimated average burden     |
    obligations may                1935 or Section 30(f) of the Investment Company Act of 1940      |hours per response           |
    continue.                                                                                        -----------------------------
    See instruction 1(b)

(Print or Type Responses)
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                                              |                                              |
1.    Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |  6. Relationship of Reporting
                                              |                                              |     Person(s) to Issuer
       Magida        Stephen        A.        |    NetOptix Corporation (Nasdaq: Optx)       |     (Check all applicable)
----------------------------------------------|--------------------------|-------------------|
      (Last)         (First)        (Middle)  |                          |                   |
                                              | 3.  IRS or Social Se-    |4. Statement for   |       X Director     X  10% Owner
      105 Harbor Drive, Suite 125             |     curity Number of     |    Month/Year     |       X Officer      __ Other
----------------------------------------------|     Reporting Person     |                   |         (give title     (specify
                    (Street)                  |     (Voluntary)          |                   |          below)          below)
                                              |                          |                   |
                                              |                          |                   |                  Secretary
                                              |                          |      01/00        |                  ---------
                                              |                          |----------------------------------------------------------
                                              |                          |5. If Amendment,   |7.  Individual or Joint/Group Filing
                                              |                          |   Date of Original|    (Check Applicable Line)
      Stamford          CT          06902     |                          |   (Month/Year)    | X  Form filed by One Reporting Person
                                              |                          |                   | __ Form filed by More than One
                                              |                          |                   |    Reporting Person
----------------------------------------------|-------------------------------------------------------------------------------------
     (City)           (State)        (Zip)    | Table I -- Non-Derivative Securities, Acquired, Disposed of, or Beneficially Owned
                                              |
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1.   Title of Security   |2. Trans- |3.Trans-    | 4. Securities Acquired (A)     |5. Amount of     |6. Owner-     | 7. Nature of
     (Instr. 3)          |   action |  action    |    or Disposed of (D)          |   Securities    |   ship       |    Indirect
                         |   Date   |  Code      |                                |   Beneficially  |   Form:      |    Bene-
                         |          |            |                                |   Owned at      |   Direct     |    ficial
                         |   (Month/|            |                                |   End of Month  |   (D) or (I) |    Ownership
                         |   Day/   |  (Instr. 8)|     (Instr. 3, 4 and 5)        |                 |              |
                         |   Year)  |------|-----|------------------|-----|-------|                 |              |
                         |          |      |     |                  |(A)or|       |                 |              |
                         |          | Code |  V  |  Amount          |(D)  |Price  | (Instr. 3 and 4)|   (Instr. 4) |   (Instr. 4)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |       |                 |              |
  $.01 per share         |          |      |     |                  |     |       |   3,000,000     |      (I)(1)  |       (1)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |       |                 |              |
  $.01 per share         |          |      |     |                  |     |       |     171,465     |      (I)(2)  |       (2)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
Common Stock, par value  |          |      |     |                  |     |       |                 |              |
  $.01 per share         |          |      |     |                  |     |       |      28,000     |      (I)(3)  |       (3)
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------
                         |          |      |     |                  |     |       |                 |              |
                         |          |      |     |                  |     |       |                 |              |
-------------------------|----------|------|-----|------------------|-----|-------|-----------------|--------------|----------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one person, see Instruction 4(b)(v).
(Over)


                                                                    Table I - Continued
FORM 4 (Continued)                       Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                                 (e.g., puts, calls, warrants, options, convertible securities)

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1.Title of  |2.(Conver-|3.Trans-|4.Trans-|5.Number of     |6.Date Exer-  |7.Title and       |8.Price |9.Number  |10.Owner-|11.Nature
  Derivative|  sion or |  action|  action|  Derivative    |  cisable     |  Amount of       |  of    | of deriv-| ship    |of
  Security  |  Exercise|  Date  |  Code  |  Securities    |  and         |  Underlying      |  Deri- | ative    | Form of |Indirect
  (Instr. 3)|  Price of|        |(Instr. |  Acquired      |  Expiration  |  Securities      |  vative| Securi-  | Deriva- |Benefi-
            |  Deriv-  |        | 8)     |  (A) or Dis-   |  Date        |  (Instrs. 3      |  Secu- | ties     | tive    |cial
            |  ative   |        |        |  posed of (D)  | (Month/Day/  |   and 4)         |  rity  | Benefi-  | Secu-   |Owner-
            |  Security| (Month/|        |                |  Year)       |                  | (Instr.| cially   | rity:   |ship
            |          |  Day/  |        |(Instrs. 3,4,   |              |                  |  5)    | Owned    | Direct  |(Instr.4
            |          |  Year) |        | and 5)         |              |                  |        | at End   | (D) or  |
            |          |        |        |                |--------------|------------------|        | of Month | indirect|
            |          |        |        |                |Date  |Expira-|        | Amount  |        | (Instr. 4| (I)     |
            |          |        |        |                |Exer- |tion   | Title  | or      |        |          |(Instr.4)|
            |----------|--------|----|---|--------|-------|cisa- |Date   |        | Number  |        |          |         |
            |          |        |    |   |        |       |ble   |       |        | of      |        |          |         |
            |          |        |    |   |        |       |      |       |        | Shares  |        |          |         |
            |          |        |Code| V |   (A)  |  (D)  |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Stock Option| $100     |1/26/00 | A  |   | 25,000 |       | (4)  |1/26/10|Common  |   (4)   |  (4)   |          | (D)(4)  |
            |          |        |    |   |        |       |      |       |Stock   |         |        |          |         |
            |          |        |    |   |        |       |      |       |par     |         |        |          |         |
            |          |        |    |   |        |       |      |       |value   |         |        |          |         |
            |          |        |    |   |        |       |      |       |$.01 per|         |        |          |         |
            |          |        |    |   |        |       |      |       |share   |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Stock Option|          |        |    |   |        |       |      |       |Common  |         |        |   25,000 | (D)(4)  |
            |          |        |    |   |        |       |      |       |Stock   |         |        |          |         |
            |          |        |    |   |        |       |      |       |par     |         |        |          |         |
            |          |        |    |   |        |       |      |       |value   |         |        |          |         |
            |          |        |    |   |        |       |      |       |$.01 per|         |        |          |         |
            |          |        |    |   |        |       |      |       |share   |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
Warrant for |          |        |    |   |        |       |      |       |Common  |         |        |1,000,000 |  (I)(1) |   (1)
Common Stock|          |        |    |   |        |       |      |       |Stock   |         |        |          |         |
            |          |        |    |   |        |       |      |       |par     |         |        |          |         |
            |          |        |    |   |        |       |      |       |value   |         |        |          |         |
            |          |        |    |   |        |       |      |       |$.01 per|         |        |          |         |
            |          |        |    |   |        |       |      |       |share   |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
------------|----------|--------|----|---|--------|-------|------|-------|--------|---------|--------|----------|---------|---------
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
            |          |        |    |   |        |       |      |       |        |         |        |          |         |
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Explanation of Responses:

(1)  Gerhard R. Andlinger  transferred his interest in Andlinger Capital XIII LLC, the entity which directly beneficially owns these securities, to the Gerhard R. Andlinger Intangible Asset Management Trust (the "Trust"). Mr. Magida serves as trustee under the
     Trust and in such capacity, has direct and indirect voting and dispositive power with respect to such securities.  By virtue of his position as manager of  Andlinger  Capital XIII LLC, Mr.  Magida also has shared  voting and  dispositive  power over these securities.  Nothing  in this Form 4 shall be deemed an  admission  that Mr.  Magida  is,  for  purposes  of  Section 16 of the
     Securities and Exchange Act of 1934, as amended (the  "Securities  Act") or otherwise,  the beneficial  owner of any securities reported on this Form 4 in which he does not have a  pecuniary  interest as  calculated  pursuant to the rules and  regulations promulgated under Section 16 of the Securities Act.

(2)  These  securities  were  transferred by Gerhard R. Andlinger to the Trust.  Mr. Magida serves as trustee under the Trust and in such capacity,  has direct and indirect voting and dispositive  power with respect to such  securities.  Nothing in this Form 4 shall be deemed an admission that Mr. Magida is, for purposes of Section 16 of the Securities Act or otherwise,  the beneficial owner of any securities  reported on this Form 4 in which he does not have a pecuniary  interest as calculated  pursuant to the rules and regulations promulgated under Section 16 of the Securities Act.

(3)  Mr. Magida may be deemed to beneficially  own these  securities  indirectly in his capacity as trustee under certain trusts for the  benefit of members of the family of Gerhard R.  Andlinger.  Nothing in this Form 4 shall be deemed an  admission  that Mr.
     Magida is, for purposes of Section 16 of the Securities Act or otherwise,  the beneficial  owner of any securities  reported on this Form 4 in which he does not have a pecuniary  interest as  calculated  pursuant to the rules and  regulations  promulgated under Section 16 of the Securities Act.

(4)  Pursuant to the NetOptix Corporation 1999 Stock Option Plan for Non-Employee Directors, Mr. Magida, in his capacity as director of NetOptix  Corporation was awarded options covering 25,000 shares of common stock. Such options vested immediately on January
     26, 2000 as to 6,250  shares.  The balance of 18,750  shares vest in three equal  annual  installments  of 6,250  shares,  each beginning January 26, 2001, so long as the optionee remains a director of NetOptix Corporation on the applicable vesting date.


**  Intentional misstatements or omissions of facts constitute                        /s/Stephen A. Magida                02/08/00
    Federal Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).        --------------------------------     -----------
                                                                                   ** Signature of Reporting Person         Date

Note:  File  three  copies of this  Form, one of  which must be manually signed.
       If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
